UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

MSCI Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center,	250 Greenwich Street, 49th Floor,	New York,	New York	10007
(Address of Principal Executive Offices) (Zip Code)
(212) 804-3900
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MSCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2024, the Board of Directors (the “Board”) of MSCI Inc. (the “Company”) appointed Chirantan “CJ” Desai to serve as an independent director on the Board, effective March 11, 2024 (the “Effective Date”). Mr. Desai will serve as a member of the Strategy and Finance Committee of the Board. Following the appointment of Mr. Desai, the Board will be comprised of thirteen directors.

Mr. Desai will serve on the Board until the next annual meeting of shareholders of the Company, or until his successor is elected and qualified or until the earlier of his death, resignation or removal. In connection with his appointment, the Board determined that Mr. Desai is independent under the Company’s Corporate Governance Policies and within the meaning of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) standards of independence for directors.

Under the non-employee director compensation program described in the Company’s annual proxy statement filed with the SEC on March 15, 2023, in connection with his service on the Board, Mr. Desai is entitled to receive an annual retainer (payable in cash or stock at his election) of $80,000 and an annual equity award in the form of restricted stock units (“RSUs”) under the MSCI Inc. 2016 Non-Employee Directors Compensation Plan having an aggregate fair market value of $185,000, with the number of shares of common stock underlying such awards determined based on the closing price of the Company’s common stock as reported by the NYSE on the date prior to grant. Mr. Desai is also entitled to an annual retainer (payable in cash or stock at his election) of $10,000 for his service on the Strategy and Finance Committee of the Board. The annual retainers and initial award of RSUs will be prorated from the Effective Date. The initial RSU award is scheduled to vest on May 1, 2024.

Mr. Desai currently serves as President and Chief Operating Officer for ServiceNow, Inc. (“ServiceNow”), a role he has held since January 2023. He joined ServiceNow in December 2016 and served as Chief Operating Officer from January 2022 until January 2023, Chief Product and Engineering Officer from March 2021 to January 2022 and Chief Product Officer from December 2016 to March 2021. Before ServiceNow, Mr. Desai served in various roles at EMC from September 2013 to December 2016, including as the President of the Emerging Technologies Division from September 2014 to December 2016. Prior to joining EMC, Mr. Desai held several leadership roles at Symantec Corporation from November 2004 to September 2013, including as Executive Vice President of Information Management from January 2013 to September 2013 and as Senior Vice President and General Manager of Symantec's Endpoint and Mobility Group from May 2011 to May 2012. Mr. Desai began his career with Oracle Corp and was a key member of the team that launched Oracle’s first cloud service. Mr. Desai holds a Master’s degree in Computer Science and an M.B.A. degree from the University of Illinois at Urbana-Champaign.

There are no family relationships between Mr. Desai and any officer or other director of the Company. There is no arrangement or understanding between Mr. Desai and any other person pursuant to which he was selected as a director. In addition, Mr. Desai has never been employed at the Company or any of its subsidiaries.

During 2023, in the ordinary course of business, the Company purchased software product licenses from ServiceNow on arm’s length terms, totaling approximately $0.8 million.

Item 7.01 Regulation FD Disclosure.

The press release announcing the matters described in Item 5.02 above is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information furnished under Item 7.01 of this Report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release of the Registrant, dated March 11, 2024, titled “Chirantan “CJ” Desai Appointed to MSCI Inc. Board of Directors”
Exhibit 104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: March 11, 2024	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman and Chief Executive Officer